Exhibit 99.1

Charlotte’s Web Reports 2023 Fourth Quarter

and Year-End Financial Results

Transforming the consumer journey through eCommerce platform optimizations, brand consolidation, and price recalibrations;

While reducing expenses and maintaining gross margins

Louisville, Colo. March 21, 2024 - (TSX: CWEB, OTCQX: CWBHF), Charlotte’s Web Holdings, Inc. (“Charlotte’s Web” or the “Company”), the market leader in full spectrum hemp extract wellness products, today reported financial results for fourth quarter and year-ended December 31, 2023.

“Since I joined the company last September, we have been executing a company-wide turnaround initiative we call True North,” said Bill Morachnick, the CEO of Charlotte's Web. “True North’s objective is to enhance the overall consumer journey and drive sustainable growth. It combines an operational and data-driven emphasis with the integration of marketing, sales, innovation, technology, and education, all centered around our consumer and valued retail partners.”

True North Pillars

True North represents a comprehensive turnaround initiative fueled by four strategic pillars with a clear destination for long-term growth. Going forward, the company will continue updating the shareholders on the progress of these initiatives.

1.	Transform the Consumer Experience End-to-end - Steady progress has been underway on the migration of the Company’s eCommerce platform, focused on enhancing the consumer journey. This migration is designed to increase consumer traffic, engagement, acquisition, loyalty, and subscriptions. This includes the integration of a new state-of-the-art Customer Relationship Management (CRM) platform enabling tailored content for specific demographic and psychographic profiles, including educational and lifestyle content that is designed to resonate deeply within consumer segments.

2.	Be the Most Trusted and Valued Partner Among Our Retailers and Distributors - Strong distribution and retail relationships are a foundation of Charlotte’s Web’s market share leadership. To further support these critical relationships, Charlotte’s Web is developing new innovations and marketing integrations tailored to the unique needs of the largest retailers. These efforts intend to enable new opportunities for retail expansion with new wellness products and formats. This is exemplified by the recent launch of the Charlotte’s Web “Stay Asleep” CBN gummy. This dietary supplement features the minor cannabinoid Cannabinol (CBN).

3.	Reinforce and Amplify CW’s Influential Voice - This year, Charlotte’s Web launched Connected TV (CTV) commercials targeting consumer segments across the country on top broadcast and cable streaming platforms, including NBC, ESPN, TBS and many more. Charlotte’s Web commercials have been driving increased website traffic and sales, for an attractive return on CTV advertising spend.

4.	Continue to Identify Cost and Operating Efficiencies - Prudent financial oversight with stringent expense management and optimized cost structures to ensure expenditures align with strategic objectives, thereby enhancing operational efficiency and cash flow.

“We continue to take multiple actions to maintain gross profit margins, reduce cash burn, and safeguard our financial position,” said Jessica Saxton, Chief Financial Officer. “On the costs side, we have introduced zero-based budgeting in 2024 as part of a comprehensive 3-year financial plan to manage resources and optimize cost structures relative to our revenue position. Additional cash flow improvements are expected to result from efficiency gains, including production insourcing, IT upgrades, marketing optimization, and operational integrations within eCommerce and logistics.”

Business Review

With an increased commitment to innovation, Charlotte’s Web has refreshed its mission to “Unearth the Science of Nature to Revolutionize Wellness,” and is evolving its wellness offerings beyond CBD to include a broader range of botanical wellness solutions, including minor cannabinoids. A testament to this expansion is the launch of Charlotte’s Web Stay Asleep Cannabinol (CBN) gummies. Similar to Cannabidiol (CBD), CBN is a non-intoxicating cannabinoid found in the hemp plant. At the forefront of innovative natural sleep solutions, these new melatonin-free gummies could offer distinct benefits for the approximately 67% of adults who report waking up during the night (Phillips Global Sleep Survey, 2019). This is the first CBN sleep product backed by peer-reviewed research, offering a 20 mg dose of CBN. Developed under the guidance of Charlotte’s Web’s Chief Scientific Officer, Dr. Marcel Bonn-Miller, the Stay Asleep gummy demonstrates Charlotte’s Web’s commitment to science-backed products, providing an effective alternative to more traditional sleep supplements and medications. Charlotte’s Web believes expanding beyond CBD leverages the Company’s brand recognition, intellectual property, and partnerships, including an ongoing collaboration with DeFloria LLC for botanical drug development.

During the first quarter of 2024, Charlotte’s Web unveiled a significant competitive price reduction of its leading CBD oils, without sacrificing its proprietary formulation or quality. This was accomplished by flowing through improved operational efficiencies to consumers, with modest gross margin reduction expected to be offset with additional volume. More affordable pricing improves consumer accessibility, and broadens the total addressable consumer segments, attracting new consumers.

Since the beginning of 2024, significant progress has been made in transitioning to in-house manufacturing of topical and gummy products. Initial equipment has been installed, and commercial runs are anticipated to begin in Q4 while maintaining co-manufacturing relationships for dual-source capability to mitigate supply chain risks. On-site manufacturing can accelerate the innovation process, leading to quicker introduction of new products to the market, while enhancing profit margins.

The Charlotte’s Web brand ranks first in key CBD category brand metrics, including consideration and loyalty, according to the most recent consumer survey by The Brightfield Group. To better leverage this leading brand equity, the Company is consolidating its CBD Medic and CBD Clinic brands under a unified Charlotte’s Web brand architecture. Additionally, the ReCreate brand has been absorbed under the recognized Charlotte’s Web brand to better penetrate the lifestyles category. Charlotte’s Web NSF Certified for Sport® will benefit from the Company’s valuable professional sports partnerships, including the Angel City Football Club, U.S. Premier Lacrosse League, and Major League Baseball.

Financial Review - Q4 2023

The following table sets forth selected financial information for the periods indicated.

	Three Months Ended, December 31,
U.S. $ millions, except per share data	2023	2022

Revenue	$15.9	$18.9
Cost of goods sold	7.0	29.4
Gross profit	8.9	(10.5)

Selling, general and administrative expenses	18.6	21.4
Goodwill and asset impairments	0.6	0.1
Operating loss	(10.3)	(32.0)

Other income, net	(1.4)	0.5
Change in fair value of financial instruments and other	3.7	(3.6)
Income tax expense	(0.5)	(0.1)
Net loss	$(8.5)	$(35.2)
Net loss per common share, basic and diluted	$(0.06)	$(0.23)

Consolidated net revenue for the fourth quarter ended December 31, 2023, was $15.9 million, as compared to $18.9 million in the fourth quarter of 2022, with both retail and eCommerce revenues lower year-over-year.  CBD product sales remain below expectations due to ongoing headwinds in the overall CBD category, including regulatory ambiguities at the federal and state levels, associated consumer confusion, and competitive crowding and pricing pressures. The Company believes that continued positive legislative progress in Washington D.C. for the regulation of CBD will increase incremental consumer interest and confidence as well as unlock opportunities to distribute ingestible products through the mass retail channel.

Gross Profit was $8.9 million, or 56.0% of revenue, as compared to a negative gross profit of $10.5 million in the fourth quarter of 2022, which included a non-cash inventory provision of $21.5 million.  Adjusted Gross Profit1 prior to the impact of inventory provisions was approximately $9.2 million, or 57.9% of revenue, as compared to Adjusted Gross Profit of $11.0 million or 58.1% of revenue, in Q4 2022.

Maintaining healthy gross margins despite lower revenue was primarily driven by supply chain efficiencies within the quarter.

	Three Months Ended
	December 31,
	2023	2022
Total Revenue - U.S. $ millions	$15.9	$18.9
Direct-to-consumer ("DTC”)	$11.2	$12.5
Business-to-business ("B2B”)	$4.7	$6.4

Direct-to-consumer (“DTC”) net revenue through the Company’s web store was $11.2 million, a 10.4% decrease as compared to $12.5 million in Q4 2022, due to lower organic traffic, consumer acquisition, and online pricing pressures. However, this was a 19.1% increase over Q3 2023, driven by the Company’s Black Friday and Cyber Monday campaigns during the holiday shopping season. During the fourth quarter of 2023, the Company began revamping its eCommerce platform and upgrading its overall technology platform to increase traffic and transform the consumer experience.

Business-to-business (“B2B”) retail net revenue was $4.7 million, as compared to $6.4 million in Q4 2022. The 26.6% decrease was primarily due to reduced Mass Retail shelf space allocated to the CBD category in 2023. Despite shelf consolidation, throughout 2023, Charlotte’s Web had category-leading distribution gains in the Natural Products Retail channel, as measured by All Commodity Volume (ACV), which is the total sales volume of all products sold in the market. Charlotte’s Web remains the market share leader in combined SPINs, LLC and IRI measurements of total retail for 2023, with the leading brand position in awareness, trust, and loyalty according to the latest surveys by the Brightfield Group.

SG&A Expenses

Total selling, general, and administrative (“SG&A”) expenses in the quarter were $18.6 million, a 13.1% improvement from $21.4 million in Q4 2022. Stringent expense controls were implemented during the year to better align with current revenue levels. The reduced SG&A includes the amortization of the MLB© license and media rights assets of $2.9 million during the quarter, compared to $2.0 million in Q4 2022.

Net Income and Adjusted EBITDA1

Charlotte’s Web reported a net loss of $8.5 million, or ($0.06) per share basic and diluted, for the fourth quarter of 2023, an improvement as compared to a net loss of $35.2 million, or ($0.23) per share basic and diluted, for the fourth quarter of 2022.

Adjusted EBITDA1 loss for the fourth quarter of 2023 was $6.5 million, compared to Adjusted EBITDA loss of $5.3 million in the fourth quarter of 2022.

Financial Review - FY 2023

On a year-over-year basis, consolidated net revenue for the twelve months ended December 31, 2023, was $63.2 million, a decrease of 14.8% from $74.1 million in 2022, due to lower DTC and B2B sales. DTC revenue decreased 15.9% year-over-year to $42.6 million, and B2B revenue was 12.4% lower, at $20.5 million. DTC and B2B sales contributed 67% and 33% of net revenue in 2023, unchanged from 2022.

Gross profit for the year ended December 31, 2023, was $35.6 million, compared to $19.4 million for the year ended December 31, 2022, which included larger inventory provisions of $23.4 million in cost of goods sold. Before inventory provisions, gross profit was $36.6 million, or 58.0%, and $42.8 million, or 57.7%, in 2023 and 2022, respectively. Gross margins in 2023 benefited from manufacturing efficiencies and improved costs of goods sold, despite lower year-over-year sales volume.

Total SG&A expense for 2023 was $75.6 million, compared to $74.2 million, excluding a $4.1 million employee retention credit, in 2022.  Additionally, 2023 SG&A included amortization of $9.8 million related to MLB license and media rights assets, compared to $2.0 million for the year ended December 31, 2022.

An operating loss of $40.6 million was an improvement of 22.6% from an operating loss of $52.5 million in 2022. Net loss for 2023 was $23.8 million, or $(0.16) per share, basic and diluted, an improvement from a net loss of $59.3 million, or $(0.40) per share, basic and diluted, in 2022. The improvement included a combined year-over-year net gain of $20.0 million in fair value of the Company's debt derivative and investment in DeFloria.

Adjusted EBITDA1 loss for 2023 was $22.7 million, as compared to Adjusted EBITDA loss of $13.4 million, for 2022.

Cash Flow and Balance Sheet

Net cash used for operations, for the three months ended December 31, 2023, was $2.2 million and included cash paid to MLB regarding the license and media rights assets of $2.0 million. Capital expenditures of $1.0 million were primarily allocated to transitioning to the in-house production of topical and gummy products.

“Excluding MLB sponsorship-related fees and our capex for insourcing, our cash burn was approximately $0.2 million for the quarter,” said Mrs. Saxton. “We continue to take actions to minimize cash burn to ensure that our cash balance of $47.8 million at year-end provides sufficient working capital."

Net cash used for operations in the year ended December 31, 2023, was $15.4 million and included cash paid to MLB for license and media rights assets of $8.0 million. Capital expenditures of $3.7 million were primarily allocated to transitioning to the in-house production of topical and gummy products.

The Company’s cash and working capital as of December 31, 2023, were $47.8 million and $54.5 million, respectively, compared to $67.0 million and $82.3 million on December 31, 2022, respectively.

Consolidated Financial Statements and Management’s Discussion and Analysis

The Company’s audited consolidated financial statements and accompanying notes for the three and twelve-month periods ended December 31, 2023, and 2022, and related management’s discussion and analysis of financial condition and results of operations (“MD&A”), are reported in the Company’s 10-K filing on the Securities and Exchange Commission website at www.sec.gov and on SEDAR+ at www.sedarplus.ca and will be available on the Investor Relations section of the Company’s website at https://investors.charlottesweb.com.

Conference Call

Management will host a conference call to discuss the Company’s 2023 fourth quarter and year-end at 11:00 A.M. ET on March 21, 2024.

There are three ways to join the call:

•	Register and enter your phone number at https://emportal.ink/48ppb6e to receive an instant automated call back, or
•	Dial 1-416-764-8659 or 1-888-664-6392 approximately 10 minutes before the conference call, or
•	Listen to the live webcast online.

Earnings Call Replay

A recording of the call will be available through March 28, 2024.  To listen to a replay of the earnings call please dial 1-416-764-8677 or 1-888-390-0541 and provide conference replay ID 481810#. A webcast of the call will also be accessible through the investor relations section of the Company’s website for an extended period of time.

About Charlotte’s Web Holdings, Inc.

Charlotte's Web Holdings, Inc., a Certified B Corporation headquartered in Louisville, Colorado, is the market leader in innovative hemp extract wellness products that includes Charlotte’s Web whole-plant CBD extracts in full-spectrum and broad-spectrum CBD certified NSF for Sport®. Charlotte’s Web is the official CBD of Major League Baseball©, Angel City Football Club and the Premier Lacrosse League. Charlotte's Web branded premium quality products start with proprietary hemp genetics that are North American farm-grown using organic and regenerative cultivation practices. The Company's hemp extracts have naturally occurring botanical compounds including cannabidiol ("CBD"), CBC, CBG, terpenes, flavonoids, and other beneficial compounds. Charlotte’s Web product categories include CBD oil tinctures (liquid products) CBD gummies (sleep, calming, exercise recovery, immunity), CBD capsules, CBD topical creams and lotions, as well as CBD pet products for dogs. Through its substantially vertically integrated business model, Charlotte’s Web maintains stringent control over product quality and consistency with analytic testing from soil to shelf for quality assurance. Charlotte’s Web products are distributed to retailers and healthcare practitioners throughout the U.S.A, and online through the Company's website at www.charlottesweb.com.

Shares of Charlotte's Web trade on the Toronto Stock Exchange (TSX) under the symbol “CWEB” and are quoted in U.S. Dollars in the United States on the OTCQX under the symbol “CWBHF”.

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Forward-Looking Information

Certain information provided herein constitutes forward-looking statements or information (collectively, "forward-looking statements") within the meaning of applicable securities laws. Forward-looking statements are typically identified by words such as "may", "will", "should", "could", "anticipate", "expect", "project", "estimate", "forecast", "plan", "intend", "target", "believe" and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties, and other factors which may cause actual results, levels of activity, and achievements to differ materially from those expressed or implied by such statements. The forward-looking statements contained in this press release are based on certain assumptions and analysis by management of the Company in light of its experience and perception of historical trends, current conditions and expected future development and other factors that it believes are appropriate and reasonable.

Specifically, this press release contains forward-looking statements relating to, but not limited to: organizational changes, marketing plans and operational platform upgrades, and the impact of these initiatives on retail expansion, operational efficiencies, cash flow, revenue and eCommerce monetization; expectations relating to IT upgrades, marketing optimization and operational integrations; product expansion activities and the corresponding results thereof; sales volume ad gross margin expectations; anticipated timing for, and business impact of, in-house manufacturing of topical and gummy products; the impact of the Company’s product innovations on product development; regulatory developments and the impact of developments on both consumer action and the Company's opportunities and operations; activities relating to, and sponsorship of, legislation to advance regulatory framework; the impact of insourcing on operating margins, capital expenditures and R&D; anticipated consumer trends and corresponding product innovation; anticipated future financial results; the impact of the Company’s partnership with the MLB and PLL on the Company's exposure and sales; the Company’s ability to increase online traffic and demographic exposure through new products and marketing; and the impact of certain activities on the Company's business and financial condition and anticipated trajectory.

The material factors and assumptions used to develop the forward-looking statements herein include, but are not limited to: regulatory regime changes; anticipated product development and sales; the success of sales and marketing activities; product development and production expectations; outcomes from R&D activities; the Company's ability to deal with adverse growing conditions in a timely and cost-effective manner; the availability of qualified and cost-effective human resources; compliance with contractual and regulatory obligations and requirements; availability of adequate liquidity and capital to support operations and business plans; and expectations around consumer product demand. In addition, the forward-looking statements are subject to risks and uncertainties pertaining to, among other things: supply and distribution chains; the market for the Company's products; revenue fluctuations; regulatory changes; loss of customers and retail partners; retention and availability of talent; competing products; share price volatility; loss of proprietary information; product acceptance; internet and system infrastructure functionality; information technology security; available capital to fund operations and business plans; crop risk; economic and political considerations; and including but not limited to those risks and uncertainties discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ending December 31, 2023, and other risk factors contained in other filings with the Securities and Exchange Commission available on www.sec.gov and filings with Canadian securities regulatory authorities available on www.sedarplus.ca. The impact of any one risk, uncertainty, or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent, and the Company's future course of action depends on management's assessment of all information available at the relevant time.

Any forward-looking statement in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. Except as required by applicable law, the Company assumes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. All forward-looking statements, whether written or oral, attributable to the Company or persons acting on the Company's behalf, are expressly qualified in their entirety by these cautionary statements.

(1) Non-GAAP Measures: The press release contains non-GAAP measures, including Adjusted Gross Profit, EBITDA and Adjusted EBITDA.  Please refer to the section in the tables captioned “Non-GAAP Measures” below for additional information and a reconciliation to GAAP for all Non-GAAP metrics.

For further information contact:

Jessica Saxton

Chief Financial Officer

(720) 388-6505

Jessica.Saxton@CharlottesWeb.com

Cory Pala

Director of Investor Relations

(720) 484-8930

Cory.Pala@CharlottesWeb.com

CHARLOTTE’S WEB HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS (in thousands of U.S. dollars, except share and per share amounts)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$47,820	$66,963
Accounts receivable, net	1,950	1,847
Inventories, net	21,538	26,953
Prepaid expenses and other current assets	6,864	7,998
Total current assets	78,172	103,761
Property and equipment, net	27,513	29,330
License and media rights	17,070	26,871
Operating lease right-of-use assets, net	14,601	16,519
Investment in unconsolidated entity	11,000	—
SBH purchase option and other derivative assets	2,602	3,620
Intangible assets, net	887	1,771
Other long-term assets	703	5,770
Total assets	$152,548	$187,642
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,860	$4,018
Accrued and other current liabilities	8,682	7,344
Lease obligations - current	2,252	2,306
License and media rights payable - current	9,852	7,759
Total current liabilities	23,646	21,427
Convertible debenture	42,528	37,421
Lease obligations	15,655	17,905
License and media rights payable	11,338	20,383
Derivative and other long-term liabilities	3,823	13,001
Total liabilities	96,990	110,137
Commitments and contingencies
Shareholders’ equity:
Common shares, nil par value; unlimited shares authorized; 154,332,366 and 152,135,026 shares issued and outstanding as of December 31, 2023 and 2022, respectively	1	1
Additional paid-in capital	327,280	325,431
Accumulated deficit	(271,723)	(247,927)
Total shareholders’ equity	55,558	77,505
Total liabilities and shareholders’ equity	$152,548	$187,642

CHARLOTTE’S WEB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands of U.S. dollars, except share and per share amounts)

	Year Ended December 31,
	2023	2022
Revenue	$ 63,155	$ 74,139
Cost of goods sold	27,589	54,728
Gross profit	35,566	19,411

Selling, general and administrative expenses	75,630	70,060
Asset impairment	548	1,837
Operating loss	(40,612)	(52,486)

Gain on initial investment in unconsolidated entity	10,700	-
Change in fair value of financial instruments	9,339	(7,480)
Other income (expense), net	(2,694)	744
Loss before provision for income taxes	$ (23,267)	$ (59,222)
Income tax expense	(529)	(91)
Net loss	$ (23,796)	$ (59,313)

Per common share amounts
Net loss per common share, basic and diluted	$ (0.16)	$ (0.40)

CHARLOTTE’S WEB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands of U.S. dollars, except share and per share amounts)

	Common Shares
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
Balance—December 31, 2021	144,659,964	$1	$319,059	$(188,614)	$130,446
Common shares issued upon vesting of restricted share units, net of withholdings	947,396	—	(190)	—	(190)
Harmony Hemp contingent equity compensation	169,045	—	164	—	164
Common share issuance license and media agreement	6,119,121	—	3,060	—	3,060
ATM Program, net of share issuance costs	239,500	—	(65)	—	(65)
Share-based compensation	—	—	3,403	—	3,403
Net loss	—	—	—	(59,313)	(59,313)
Balance—December 31, 2022	152,135,026	$1	$325,431	$(247,927)	$77,505
Common shares issued upon vesting of restricted share units, net of withholding	2,197,340	—	(251)	—	(251)
Share-based compensation	—	—	2,100	—	2,100
Net loss	—	—	—	(23,796)	(23,796)
Balance—December 31, 2023	154,332,366	$1	$327,280	$(271,723)	$55,558

CHARLOTTE’S WEB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands of U.S. dollars)
	Year Ended December 31,
	2023	2022

Cash flows from operating activities:
Net loss	$(23,796)	$(59,313)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,160	8,968
Change in fair value of financial instruments	(9,339)	7,480
Gain on initial investment in unconsolidated entity	(10,700)	—
Convertible debenture and other accrued interest	3,857	—
Share-based compensation	2,100	3,403
Changes in right-of-use assets	1,918	2,146
Allowance for credit losses	1,240	1,226
Inventory provision	1,039	23,394
Asset impairment	548	1,837
Other	4,456	774
Changes in operating assets and liabilities:
Accounts receivable, net	(809)	2,946
Inventories, net	4,376	1,730
Prepaid expenses and other current assets	85	3,781
Operating lease obligations	(2,304)	(2,012)
Accounts payable, accrued and other liabilities	151	(3,577)
License and media rights payable	(8,000)	(500)
Income tax and other receivable	4,261	10,764
Cultivation liabilities	(249)	(4,000)
Other operating assets and liabilities, net	620	(4,362)
Net cash used in operating activities	(15,386)	(5,315)
Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(3,691)	(265)
Proceeds from sale of assets	185	660
Net cash provided by (used in) investing activities	(3,506)	395
Cash flows from financing activities:
Other financing activities	(251)	52,389
Net cash provided by financing activities	(251)	52,389
Net increase (decrease) in cash and cash equivalents	(19,143)	47,469
Cash and cash equivalents - beginning of year	66,963	19,494
Cash and cash equivalents - end of year	$47,820	$66,963
Non-cash activities:
Non-cash purchase of license and media rights assets	—	(31,399)
Non-cash share issuance for license and media rights agreement	—	(3,060)
Non-cash issuance of note receivable	(170)
Non-cash purchases of property and equipment and intangibles	(233)	—

(1) Non-GAAP Measures - Adjusted Gross Profit, EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is not a recognized performance measure under U.S. GAAP.  The term EBITDA consists of net loss and excludes interest, taxes, depreciation, and amortization.  Adjusted EBITDA also excludes other non-cash items such as changes in fair value of financial instruments (Mark-to-Market), Share-based compensation, and impairment of assets. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP.  The non-GAAP financials measures do not have a standardized meaning prescribed under U.S. GAAP and therefore may not be comparable to similar measures presented by other issuers.  The primary purpose of using non-GAAP financial measures is to provide supplemental information that we believe may be useful to investors and to enable investors to evaluate our results in the same way we do. We also present the non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis, as well as comparing our results against the results of other companies, by excluding items that we do not believe are indicative of our core operating performance. Specifically, we use these non-GAAP measures as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communications with our board of directors concerning our financial performance. Investors should be aware, however, that not all companies define these non-GAAP measures consistently.

(1)	Adjusted Gross Profit, EBITDA and Adjusted EBITDA are non-GAAP financial measures with reconciliations provided in the tables below.

Adjusted gross margin for the three and twelve months ended December 31, 2023, and 2022 is as follows:

Charlotte's Web Holdings, Inc.
Statement of Adjusted Gross Profit
(In Thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	(unaudited)		(audited)
U.S. $ millions	2023	2022	2023	2022

Total revenue	$15,845	$18,867	$ 63,155	$ 74,139
Cost of goods sold	7,043	29,436	$27,589	$54,728
Gross profit before inventory provision	8,802	(10,569)	35,566	19,411
Inventory provision, net	309	21,537	1,039	23,394
Adjusted gross profit	$9,111	$10,968	$36,605	$42,805
Adjusted gross margin %	57.9%	58.1%	58.0%	57.7%

Adjusted EBITDA for the three and twelve months ended December 31, 2023, and 2022 is as follows:

Charlotte's Web Holdings, Inc.
Statement of Adjusted EBITDA
(In Thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	(unaudited)		(audited)
U.S. $ Thousands	2023	2022	2023	2022

Net loss	$ (8,589)	$ (35,229)	$ (23,796)	$ (59,313)
Depreciation of property and equipment and amortization of intangibles	3,650	3,206	15,160	8,968
Interest (income) expense	350	649	1,786	580
Income tax expense	529	91	529	91
EBITDA	(4,060)	(31,283)	(6,321)	(49,674)

Stock Comp	454	882	2,100	3,567
Mark-to-market financial instruments	(3,752)	3,580	(9,339)	7,480
Impairment	548	16	548	1,837
Inventory Provision	309	21,537	1,039	23,394
Initial gain on investment in DeFloria	-	-	(10,700)	-

Adjusted EBITDA	$ (6,501)	$ (5,268)	$ (22,673)	$ (13,396)